Exhibit 99.1

ECA Marcellus Trust I

ECA Marcellus Trust I Announces There Will Be No Quarterly Distribution

ECA Marcellus Trust I

The Bank of New York Mellon Trust Company, N.A., Trustee

                                                                 News

_____________________________Release_

For Immediate Release

HOUSTON, Texas November 13, 2020 —   ECA MARCELLUS TRUST I (OTC Pink: ECTM) announced today that there will be no distribution paid for the quarter ended September 30, 2020 to holders of record as of the close of business on November 23, 2020, as Trust expenses and withholding of funds for the Trust’s cash reserve equaled net revenues to the Trust for the quarter.

As previously disclosed, commencing with the distribution to unitholders paid in the first quarter of 2019, the Trustee has withheld, and in the future intends to withhold, the greater of $90,000 or 10% of the funds otherwise available for distribution each quarter to gradually build a cash reserve of approximately $1,800,000. This cash is reserved to pay or provide for the payment of future known, anticipated or contingent expenses or liabilities of the Trust. The Trustee may increase or decrease the targeted amount at any time, and may increase or decrease the rate at which it is withholding funds to build the cash reserve at any time, without advance notice to the unitholders. Cash held in reserve will be invested as required by the trust agreement.  Any cash reserved in excess of the amount necessary to pay or provide for the payment of future known, anticipated or contingent expenses or liabilities of the Trust eventually will be distributed to unitholders, together with interest earned on the funds. The Trustee has elected to withhold approximately $215,000 from funds otherwise available for distribution this quarter, as the Trustee had been unable to withhold sufficient funds toward the building of its targeted cash reserve over the last two quarters because Trust expenses exceeded net revenues to the Trust for each of the quarters ended March 31, 2020 and June 30, 2020.

The Trust was formed to own royalty interests in natural gas properties now held by Greylock Energy LLC, and certain of its wholly owned subsidiaries (“Greylock”) in the Marcellus Shale formation in Greene County, Pennsylvania. The Trust is entitled to receive certain amounts of the proceeds attributable to Greylock’s interest in the sale of production from the properties. As described in the Trust's filings, the amount of the quarterly distributions is expected to fluctuate from quarter to quarter, depending on the proceeds received by the Trust as a result of production and natural gas prices and the amount of the Trust's administrative expenses, among other factors. The amount of proceeds received or expected to be received by the Trust (and its ability to pay distributions) has been and will continue to be directly affected by the volatility in commodity prices, which have declined since the beginning of 2020 primarily attributable to the economic effects of the COVID-19 pandemic and could remain low for an extended period of time. Continued low natural gas prices will reduce proceeds to which the Trust is entitled, which will reduce the amount of cash available for distribution to unitholders and in certain periods could result in no distributions to unitholders.

Pursuant to IRC Section 1446, withholding tax on income effectively connected to a United States trade or business allocated to non-U.S. persons (“ECI”) should be made at the highest marginal rate.  Under Section 1441, withholding tax on fixed, determinable, annual, periodic income from United States sources allocated to non-U.S. persons should be made at 30% of gross income unless the rate is reduced by treaty.  This release is intended to be a qualified notice to nominees and brokers as provided for under Treasury Regulation Section 1.1446-4(b) by ECA Marcellus Trust I, and while specific relief is not specified for Section 1441 income, this disclosure is intended to suffice. For distributions made to non-U.S. persons, nominees and brokers should withhold at the highest effective tax rate.

This press release contains statements that are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are "forward-looking statements" for purposes of these provisions. These forward-looking statements include the amount and date of any anticipated distribution to unit holders. The anticipated distribution is based, in part, on the amount of cash received or expected to be received by the Trust from Greylock with respect to the relevant quarterly period. Any differences in actual cash receipts by the Trust could affect this distributable amount. Other important factors that could cause actual results to differ materially include expenses of the Trust and reserves for anticipated future expenses and the effect, impact, potential duration or other implications of the COVID-19 pandemic. Statements made in this press release are qualified by the cautionary statements made in this press release. Neither Greylock nor the Trustee intends, and neither assumes any obligation, to update any of the statements included in this press release. An investment in Common Units issued by ECA Marcellus Trust I is subject to the risks described in the Trust's Annual Report on Form 10-K for the year ended December 31, 2019, and all of its other filings with the Securities and Exchange Commission. The Trust's annual, quarterly and other filed reports are or will be available over the Internet at the SEC's web site at http://www.sec.gov.

Contact:        ECA Marcellus Trust I

The Bank of New York Mellon Trust Company, N.A., as Trustee

Sarah Newell

1(512) 236-6555

601 Travis Street, 16th Floor          Houston, TX 77002